Exhibit 5.4

Teekay Tankers Ltd. 4th Floor, Belvedere Building 69 Pitts Bay Road Hamilton, HM 08, Bermuda

Our Reference /25248.50086/US/80853370v1

April 25, 2023

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Teekay Tankers Ltd., a Marshall Islands corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (collectively, the “Rules”), of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Post-Effective Amendment”). The Post-Effective Amendment amends the Company’s Registration Statement on Form S-8 (Registration No. 333- 223824) filed by the Company with the Commission on March 21, 2018, the Company’s Registration Statement on Form S-8 (Registration No. 333-194404) filed by the Company with the Commission on March 7, 2014 and the Company’s Registration Statement on Form S-8 (Registration No. 333-148055) filed by the Company with the Commission on December 13, 2007 (collectively, the “Registration Statements”) to register shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), issuable under the Company’s 2007 Long-Term Incentive Plan (the “2007 Plan”). The Company’s board of directors has approved the 2023 Long-Term Incentive Plan (the “2023 Plan”), pursuant to which (i) any authorized shares reserved and available for issuance, and not issued or subject to outstanding awards, under the 2007 Plan on March 7, 2023 shall cease to be set aside and reserved for issuance pursuant to the 2007 Plan, effective on March 7, 2023, and shall instead be set aside and reserved for issuance pursuant to the 2023 Plan and (ii) any shares subject to outstanding awards under the 2007 Plan on March 7, 2023 that cease to be subject to such awards following March 7, 2023 (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested or nonforfeitable shares) shall cease to be set aside or reserved for issuance pursuant to the 2007 Plan, effective on the date upon which they cease to be so subject to such awards, and shall instead be set aside and reserved for issuance pursuant to the 2023 Plan, up to an aggregate maximum of 1,291,416 shares of Common Stock pursuant to (i) and (ii) (the “Rollover Shares”).

As counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the amended and restated articles of incorporation and the amended and restated bylaws of the Company, each as amended to date (the “Organizational Documents”);

(ii)	the Post-Effective Amendment;

(iii)	the 2023 Plan; and

(iv)

such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company that we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures, including electronic signatures, and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion letter, we have also assumed:

(i)

that the issuance and sale of the Rollover Shares complies in all respects with the terms, conditions and restrictions set forth in the Post-Effective Amendment, the Registration Statements, the Organizational Documents and the 2023 Plan and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)

that no Awards (as defined in the 2023 Plan) or other issuances or awards under or pursuant to the 2023 Plan will be made to directors of the Company unless also approved by the Company’s full board of directors;

(iii)	the Company will have a sufficient number of authorized but unissued Class A Common Stock, par value $0.01 per share, on the date of issuance thereof, including shares reserved for issuance;

(iv)

the Company will have a sufficient number of authorized but unissued Class A Common Stock, par value $0.01 per share, on the date of conversion of any Awards under the 2023 Plan that are convertible into such shares, including shares reserved for issuance;

(v)

that if any officer of the Company is granted authority to issue Awards, then the granting of such authority shall be in conformity with the Marshall Islands Business Corporations Act with respect to delegation and consideration for shares of Common Stock;

(vi)	the filing by the Company with the Commission of the Post-Effective Amendment substantially in the form examined by us;

(vii)	the declaration by the Commission of the effectiveness of the Post-Effective Amendment; and

(viii)	that the Rollover Shares shall be issued under the 2023 Plan in compliance with applicable federal, state and foreign securities laws.

As to matters of fact material to this opinion letter that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that if, as and when the Rollover Shares have been issued after the consideration therefor received pursuant to the provisions of duly authorized award agreements in accordance with the terms of the 2023 Plan and the Organizational Documents, such Rollover Shares will be validly issued, fully paid and non-assessable.

We consent to the discussion of this opinion in the Post-Effective Amendment, the filing of this opinion letter as an exhibit to the Post-Effective Amendment and to the references to our firm in the Post-Effective Amendment. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules, nor do we admit that we are experts with respect to any part of the Post-Effective Amendment within the meaning of the term “expert” as used in the Securities Act or the related Rules.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP